Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
January 31, 2019

CULLEN/FROST REPORTS 4th QUARTER AND 2018 ANNUAL RESULTS
Board declares first quarter dividend on common and preferred stock

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported fourth quarter and annual results for 2018. Cullen/Frost reported net income available to common shareholders for the fourth quarter of 2018 of $117.2 million, or $1.82 per diluted common share, both up 19 percent compared to fourth quarter 2017. For the fourth quarter of 2018, returns on average assets and common equity were 1.48 percent and 14.85 percent, respectively, compared to 1.26 percent and 12.66 percent for the same period in 2017.

The company also reported 2018 annual net income available to common shareholders of $446.9 million, an increase of 25.5 percent compared to 2017 earnings of $356.1 million. On a per-share basis, 2018 earnings were $6.90 per diluted common share, compared to $5.51 per diluted common share reported in 2017. For the year 2018, returns on average assets and common equity were 1.44 percent and 14.23 percent respectively, compared to 1.17 percent and 11.76 percent reported in 2017.

“Our solid fourth-quarter and full-year 2018 earnings resulted from our continued, consistent execution of our plan,” said Phil Green, Cullen/Frost chairman and CEO. “We continue to realize high-single-digit loan growth while pursuing consistent, above-market, profitable organic growth across our enterprise.

“We also continue to execute on our Houston expansion efforts,” Green said. “We opened the first of the 25 new financial centers planned over the next two years in the Houston area just before the end of the fourth quarter.”

During the fourth quarter of 2018, average loans increased 8.3 percent to $13.9 billion, up approximately $1.1 billion compared to $12.9 billion in the fourth quarter of 2017. Average deposits rose by 0.5 percent to $26.5 billion, up $123.7 million from the $26.4 billion reported in the fourth quarter of 2017. Average demand deposits were down $358 million, or 3.2 percent. This decrease was offset by a continued increase in average interest-bearing deposits, which were up $482 million or 3.2 percent compared to the fourth quarter of 2017.

For 2018, average total loans were $13.6 billion, an increase of approximately $1.2 billion, or 9.3 percent, from the $12.5 billion reported the previous year. Average total deposits for 2018 increased to $26.3 billion, up 1.5 percent, or $384.1 million, over the $25.9 billion reported in 2017.

Noted financial data for the fourth quarter:

•
The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios for Cullen/Frost at the end of the fourth quarter of 2018 were 12.65 percent, 13.34 percent, and 15.09 percent, respectively. Current capital ratios continue to be in excess of well-capitalized levels and exceed Basel III fully phased-in requirements.

•
Net interest income for the fourth quarter totaled $249.2 million, an increase of 11.3 percent compared to the $223.9 million reported for the fourth quarter of 2017. The net interest margin was 3.72 percent for the fourth quarter compared to 3.70 percent for the fourth quarter of 2017 and 3.66 percent for the third quarter of 2018. Had the current 21 percent corporate tax rate been in place, fourth quarter 2017 net interest margin would have been 3.39 percent. A shift in the mix of earning assets to higher yielding assets, primarily loans, and higher interest rates positively affected the net interest margin compared to a year ago.

•
Non-interest income for the fourth quarter of 2018 was $87.1 million, down $3.0 million from the $90.1 million reported a year earlier. Other income decreased $1.0 million, impacted by higher gains on the sale of properties recorded in the fourth quarter last year. The year-on-year comparison for the interchange and debit card transaction fees line of non-interest income was negatively impacted by $3.0 million related to the change in accounting standard addressed in the last bullet below.

•
Non-interest expense for the fourth quarter of 2018 was $199.7 million, up $3.4 million, or 1.7 percent, compared to the $196.3 million reported for the fourth quarter of 2017. Technology, furniture and equipment expense was up $2.6 million. The increase was primarily driven by a $1.4 million increase in software maintenance expense. Employee benefits expense increased $2.0 million, or 12.0 percent, impacted by higher medical benefits expense. Deposit insurance decreased $2.6 million, primarily due to the elimination of the surcharge during the fourth quarter as the Deposit Insurance Fund reached the prescribed reserve level set by the FDIC. Other non-interest expense of $47.5 million increased 0.4 percent compared to the fourth quarter of 2017. Adjusted for the accounting change related to interchange and ATM-related expenses, other non-interest expense would have increased $3.0 million or 6.8 percent. Other non-interest expense in the fourth quarter of 2018 was impacted by higher advertising/marketing expenses, up $2.6 million from a year earlier.

•
For the fourth quarter of 2018, the provision for loan losses was $3.8 million, compared to net charge-offs of $9.2 million. For the fourth quarter of 2017, the provision for loan losses was $8.1 million, compared to net charge-offs of $7.0 million. The allowance for loan losses as a percentage of total loans was 0.94 percent at December 31, 2018, compared to 1.00 percent last quarter and 1.18 percent at year-end 2017. Non-performing assets were $74.9 million at year end, compared to $86.4 million the previous quarter, and $157.3 million at year-end 2017.

•
The interchange and debit card transaction fees category of non-interest income and the other expense category were each impacted by our adoption at the beginning of 2018 of a new accounting standard that affects how we report revenues and network costs associated with ATM and debit card network transactions. Prior to 2018, we recognized such revenues and network costs on a gross basis. Beginning in 2018, ATM and debit card transaction fees are reported net of related network costs. For the fourth quarter of 2018, gross interchange and debit card transaction fees totaled $6.7 million while related network costs totaled $3.0 million. On a net basis, we reported $3.8 million as interchange and debit card transaction fees. See note 2 on page 6 of this release and our forthcoming Form 10-K for more information on the effects of this and other accounting changes.

The Cullen/Frost board declared a first-quarter cash dividend of $0.67 per common share, payable March 15, 2019 to shareholders of record on February 28 of this year. The board of directors also declared a cash dividend of $0.3359375 per share of the Noncumulative Perpetual Preferred Stock, Series A, which is traded on the NYSE under the symbol "CFR PrA." The Series A Preferred Stock dividend is also payable on March 15, 2019, to shareholders of record on February 28 of this year.
Cullen/Frost Bankers, Inc. will host a conference call on Thursday, January 31, 2019, at 10 a.m. Central Time (CT) to discuss the results for the quarter and the year. The media and other interested parties are invited to access the call in a “listen only” mode at 800-944-6430. Digital playback of the conference call will be available after 12 p.m. CT until midnight Sunday, February 3, 2019 at 855-859-2056, with the Conference ID# of 1165418. A replay of the call will also be available by webcast at the URL listed below after 2 p.m. CT on the day of the call.
Cullen/Frost investor relations website: www.frostbank.com/investor-relations/
Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $32.3 billion in assets at December 31, 2018. One of the 60 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.

•	Volatility and disruption in national and international financial and commodity markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of our goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of our borrowers.

•	Technological changes.

•	The cost and effects of failure, interruption, or breach of security of our systems.

•	Acquisitions and integration of acquired businesses.

•	Our ability to increase market share and control expenses.

•	Our ability to attract and retain qualified employees.

•	Changes in the competitive environment in our markets and among banking organizations and other financial service providers.

•
The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of our vendors, internal control systems or information systems.

•	Changes in our liquidity position.

•	Changes in our organization, compensation and benefit plans.

•
The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	Our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2018				2017
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$249,209	$241,665	$237,270	$229,748	$223,914
Net interest income (1)	273,810	265,687	260,531	252,536	268,611
Provision for loan losses	3,767	2,650	8,251	6,945	8,102
Non-interest income:
Trust and investment management fees	29,882	30,801	29,121	29,587	28,985
Service charges on deposit accounts	21,632	21,569	21,142	20,843	21,248
Insurance commissions and fees	11,394	11,037	10,556	15,980	11,728
Interchange and debit card transaction fees (2)	3,774	3,499	3,446	3,158	6,082
Other charges, commissions and fees	9,371	9,580	9,273	9,007	9,948
Net gain (loss) on securities transactions	(43)	(34)	(60)	(19)	(24)
Other	11,108	11,205	11,588	12,889	12,108
Total non-interest income (2)	87,118	87,657	85,066	91,445	90,075

Non-interest expense:
Salaries and wages	90,878	87,547	85,204	86,683	89,173
Employee benefits	19,066	18,355	17,907	21,995	17,022
Net occupancy	17,699	19,894	19,455	19,740	18,190
Technology, furniture and equipment	21,960	21,004	20,459	19,679	19,352
Deposit insurance	2,219	4,694	4,605	4,879	4,781
Intangible amortization	331	336	369	388	402
Other (2)	47,544	41,838	40,909	43,247	47,360
Total non-interest expense (2)	199,697	193,668	188,908	196,611	196,280
Income before income taxes	132,863	133,004	125,177	117,637	109,607
Income taxes	13,610	15,160	13,836	11,157	9,083
Net income	119,253	117,844	111,341	106,480	100,524
Preferred stock dividends	2,016	2,016	2,015	2,016	2,016
Net income available to common shareholders	$117,237	$115,828	$109,326	$104,464	$98,508

PER COMMON SHARE DATA
Earnings per common share - basic	$1.84	$1.80	$1.70	$1.63	$1.54
Earnings per common share - diluted	1.82	1.78	1.68	1.61	1.53
Cash dividends per common share	0.67	0.67	0.67	0.57	0.57
Book value per common share at end of quarter	51.19	49.49	49.53	48.58	49.68

OUTSTANDING COMMON SHARES
Period-end common shares	62,986	63,923	63,904	63,794	63,476
Weighted-average common shares - basic	63,441	63,892	63,837	63,649	63,314
Dilutive effect of stock compensation	811	1,022	1,062	1,013	981
Weighted-average common shares - diluted	64,252	64,914	64,899	64,662	64,295

SELECTED ANNUALIZED RATIOS
Return on average assets	1.48%	1.49%	1.43%	1.36%	1.26%
Return on average common equity	14.85	14.40	14.03	13.62	12.66
Net interest income to average earning assets (1)	3.72	3.66	3.64	3.52	3.70

(1) Taxable-equivalent basis assuming a 21% tax rate for 2018 and 35% tax rate for 2017.
(2) Beginning in 2018, in connection with the adoption of a new accounting standard, interchange and debit card transaction fees are reported net of related network costs. Prior to 2018, such network costs were reported separately as a component of other non-interest expense. For comparative purposes, interchange and debit card transaction fees reported net of related network costs would have totaled $3,233 in the fourth quarter of 2017.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2018				2017
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$13,949	$13,683	$13,537	$13,295	$12,879
Earning assets	29,153	28,796	28,647	29,002	29,012
Total assets	31,330	30,918	30,758	31,131	31,107
Non-interest-bearing demand deposits	10,740	10,690	10,629	10,972	11,098
Interest-bearing deposits	15,767	15,462	15,440	15,457	15,286
Total deposits	26,507	26,152	26,069	26,429	26,384
Shareholders' equity	3,277	3,335	3,270	3,255	3,232

Period-End Balance:
Loans	$14,100	$13,815	$13,712	$13,364	$13,146
Earning assets	29,894	29,042	28,494	29,414	29,595
Goodwill and intangible assets	659	659	659	660	660
Total assets	32,293	31,223	30,687	31,459	31,748
Total deposits	27,149	26,349	25,996	26,678	26,872
Shareholders' equity	3,369	3,308	3,310	3,243	3,298
Adjusted shareholders' equity (1)	3,433	3,449	3,373	3,297	3,218

ASSET QUALITY
($ in thousands)
Allowance for loan losses:	$132,132	$137,578	$150,226	$149,885	$155,364
As a percentage of period-end loans	0.94%	1.00%	1.10%	1.12%	1.18%

Net charge-offs:	$9,213	$15,298	$7,910	$12,424	$7,041
Annualized as a percentage of average loans	0.26%	0.44%	0.23%	0.38%	0.22%

Non-performing assets:
Non-accrual loans	$73,739	$82,601	$119,181	$123,152	$150,314
Restructured loans	—	—	—	12,058	4,862
Foreclosed assets	1,175	3,765	3,643	1,371	2,116
Total	$74,914	$86,366	$122,824	$136,581	$157,292
As a percentage of:
Total loans and foreclosed assets	0.53%	0.62%	0.90%	1.02%	1.20%
Total assets	0.23	0.28	0.40	0.43	0.50

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	12.65%	12.93%	12.69%	12.69%	12.42%
Tier 1 Risk-Based Capital Ratio	13.34	13.63	13.40	13.42	13.16
Total Risk-Based Capital Ratio	15.09	15.44	15.29	15.36	15.15
Leverage Ratio	9.06	9.19	9.02	8.62	8.46
Equity to Assets Ratio (period-end)	10.43	10.60	10.78	10.31	10.39
Equity to Assets Ratio (average)	10.46	10.79	10.63	10.46	10.39

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Year Ended December 31,
	2018	2017	2016	2015	2014
CONDENSED INCOME STATEMENTS
Net interest income	$957,892	$866,422	$776,336	$736,632	$686,934
Net interest income (1)	1,052,564	1,043,431	939,958	888,035	807,937
Provision for loan losses	21,613	35,460	51,673	51,845	16,314
Non-interest income:
Trust and investment management fees	119,391	110,675	104,240	105,512	106,237
Service charges on deposit accounts	85,186	84,182	81,203	81,350	81,946
Insurance commissions and fees	48,967	46,169	47,154	48,926	45,115
Interchange and debit card transaction fees (2)	13,877	23,232	21,369	19,666	18,372
Other charges, commissions and fees	37,231	39,931	39,623	37,551	36,180
Net gain (loss) on securities transactions	(156)	(4,941)	14,975	69	38
Other	46,790	37,222	41,144	35,656	32,256
Total non-interest income (2)	351,286	336,470	349,708	328,730	320,144

Non-interest expense:
Salaries and wages	350,312	337,068	318,665	310,504	292,349
Employee benefits	77,323	74,575	72,615	69,746	60,151
Net occupancy	76,788	75,971	71,627	65,690	55,745
Technology, furniture and equipment	83,102	74,335	71,208	64,373	62,087
Deposit insurance	16,397	20,128	17,428	14,519	13,232
Intangible amortization	1,424	1,703	2,429	3,325	3,520
Other (2)	173,538	175,289	178,988	165,561	167,656
Total non-interest expense (2)	778,884	759,069	732,960	693,718	654,740
Income before income taxes	508,681	408,363	341,411	319,799	336,024
Income taxes	53,763	44,214	37,150	40,471	58,047
Net income	454,918	364,149	304,261	279,328	277,977
Preferred stock dividends	8,063	8,063	8,063	8,063	8,063
Net income available to common shareholders	$446,855	$356,086	$296,198	$271,265	$269,914

PER COMMON SHARE DATA
Earnings per common share - basic	$6.97	$5.56	$4.73	$4.31	$4.32
Earnings per common share - diluted	6.90	5.51	4.70	4.28	4.29
Cash dividends per common share	2.58	2.25	2.15	2.10	2.03
Book value per common share at end of quarter	51.19	49.68	45.03	44.30	42.87

OUTSTANDING COMMON SHARES
Period-end common shares	62,986	63,476	63,474	61,982	63,149
Weighted-average common shares - basic	63,705	63,694	62,376	62,758	62,072
Dilutive effect of stock compensation	982	968	593	715	902
Weighted-average common shares - diluted	64,687	64,662	62,969	63,473	62,974

SELECTED ANNUALIZED RATIOS
Return on average assets	1.44%	1.17%	1.03%	0.97%	1.05%
Return on average common equity	14.23	11.76	10.16	9.86	10.51
Net interest income to average earning assets (1)	3.64	3.69	3.56	3.45	3.41

(1) Taxable-equivalent basis assuming a 21% tax rate for 2018 and 35% tax rate for 2014-2017.
(2) Beginning in 2018, in connection with the adoption of a new accounting standard, interchange and debit card transaction fees are reported net of related network costs. Prior to 2018, such network costs were reported separately as a component of other non-interest expense. For comparative purposes, interchange and debit card transaction fees reported net of related network costs would have totaled $11,289 in 2017 and $8,473 in 2016.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	Year Ended December 31,
	2018	2017	2016	2015(1)	2014(1)
BALANCE SHEET SUMMARY ($ in millions)
Average Balance:
Loans	$13,618	$12,460	$11,555	$11,267	$10,299
Earning assets	28,900	28,359	26,717	25,955	23,877
Total assets	31,030	30,450	28,832	28,061	25,766
Non-interest-bearing demand deposits	10,757	10,819	10,034	10,180	9,125
Interest-bearing deposits	15,532	15,085	14,478	13,861	12,928
Total deposits	26,289	25,905	24,512	24,041	22,053
Shareholders' equity	3,284	3,173	3,059	2,895	2,712

Period-End Balance:
Loans	$14,100	$13,146	$11,975	$11,487	$10,988
Earning assets	29,894	29,595	28,025	26,431	26,052
Goodwill and intangible assets	659	660	662	663	667
Total assets	32,293	31,748	30,196	28,566	28,276
Total deposits	27,149	26,872	25,812	24,344	24,136
Shareholders' equity	3,369	3,298	3,003	2,890	2,851
Adjusted shareholders' equity (2)	3,433	3,218	3,027	2,776	2,710

ASSET QUALITY ($ in thousands)
Allowance for loan losses:	$132,132	$155,364	$153,045	$135,859	$99,542
As a percentage of period-end loans	0.94%	1.18%	1.28%	1.18%	0.91%

Net charge-offs:	$44,845	$33,141	$34,487	$15,528	$9,210
Annualized as a percentage of average loans	0.33%	0.27%	0.30%	0.14%	0.09%

Non-performing assets:
Non-accrual loans	$73,739	$150,314	$100,151	$83,467	$59,925
Restructured loans	—	4,862	—	—	—
Foreclosed assets	1,175	2,116	2,440	2,255	5,251
Total	$74,914	$157,292	$102,591	$85,722	$65,176
As a percentage of:
Total loans and foreclosed assets	0.53%	1.20%	0.86%	0.75%	0.59%
Total assets	0.23	0.50	0.34	0.30	0.23

CONSOLIDATED CAPITAL RATIOS (3)
Common Equity Tier 1 Risk-Based Capital Ratio	12.65%	12.42%	12.52%	11.37%	N/A
Tier 1 Risk-Based Capital Ratio	13.34	13.16	13.33	12.38	13.68%
Total Risk-Based Capital Ratio	15.09	15.15	14.93	13.85	14.55
Leverage Ratio	9.06	8.46	8.14	7.79	8.16
Equity to Assets Ratio (period-end)	10.43	10.39	9.94	10.12	10.08
Equity to Assets Ratio (average)	10.58	10.42	10.61	10.32	10.53

(1) Certain items in prior financial statements have been reclassified to conform to the current presentation in connection with the adoption of a new accounting standard that requires unamortized debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability.

(2) Shareholders' equity excluding accumulated other comprehensive income (loss).
(3) Beginning in 2015, capital ratios are calculated in accordance with the Basel III Capital Rules. Capital ratios for prior periods were calculated in accordance with previous capital rules.